Exhibit 99
News Release
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Evans D +1 484 724 4099 Christopher.Evans@axalta.com	Media Contact Robert Donohoe D +1 267-756-3803 Robert.Donohoe@axalta.com

Immediate Release
Axalta Releases Second Quarter 2023 Results
Robust pricing, focused execution and solid market demand drove margin and earnings growth
GLEN MILLS, PA, August 1, 2023 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the second quarter ended June 30, 2023.
Second Quarter 2023 Highlights:
▪Net sales increased 4.8% year-over-year driven by price-mix and robust volume growth in Mobility Coatings
▪Price-mix improved 6.8% year-over-year with strong contributions from every end-market
▪Volume declined 3.7% year-over-year primarily due to production constraints following an Enterprise Resource Planning (“ERP”) implementation in North America
▪Income from operations of $137.6 million versus $103.6 million in Q2 2022; Adjusted EBIT of $154.5 million up 2.6% from prior-year despite consulting and ERP implementation costs of ~$15 million in the quarter
▪Net Leverage improved to 3.6x at June 30, 2023 on earnings and cash flow improvement; cash flow from operations of $131.0 million in Q2 2023
Second Quarter 2023 Consolidated Financial Results
Second quarter net sales increased 4.8% year-over-year driven by 6.8% higher average price mix and a 1.6% benefit resulting from the absence of the commercial agreement restructuring charge incurred in Q2 2022. Volumes decreased by 3.7% as market demand in Mobility Coatings and Refinish were more than offset by temporary operational delays impacting our ability to meet customer demand from an ERP implementation in North America. Despite notable stabilization in June, warehouse management and slower shipping activities in the quarter resulted in an estimated negative 2%-3% year-over-year net sales impact and drove an elevated quarter-end sales backlog, most notably in Refinish. Mobility Coatings net sales increased 15.5% led predominantly by strong volumes and modest improvement in price-mix. Performance Coatings net sales were flat year-over-year as pricing momentum in both end-markets was offset by lower volumes in both end-markets.
Income from operations for Q2 2023 totaled $137.6 million versus $103.6 million in Q2 2022. Adjusted EBIT improved to $154.5 million from $150.6 million in Q2 2022 as price-cost trends were positive across all end-markets given the combined benefit of strong year-over-year pricing and variable cost deflation. Income from operations in the quarter was impacted negatively by higher year-over-year compensation expense and approximately $15 million of costs associated with consulting spend and the ERP implementation. Adjusted EBIT was also negatively impacted by ~$9 million in exchange losses stemming from the devaluation of net monetary assets denominated in the Turkish Lira and Argentine Peso.
Chris Villavarayan, Axalta’s CEO and President, commented, “The quarter reflected strong underlying earnings and profitability improvement, particularly in Mobility Coatings where momentum is building. I am particularly proud of how our teams rebounded from a broad and complex ERP implementation in May and delivered a solid quarter, including a sales performance for North America in June that was one of the strongest in our history. This launch was a crucial step towards achieving the margin improvement trajectory we want for Axalta.”
Consolidated Results

($ in millions)	Q2 2023	Q2 2022	% Change vs Q2 2022	% Change Due To:
				Volume	Price/Mix	FX	One-Time

Performance Coatings Net Sales	$856.0	$855.8	—%	(11.1%)	8.5%	0.2%	2.4%
Mobility Coatings Net Sales	$437.9	$379.1	15.5%	12.8%	2.7%	—%	—%
Total Axalta Net Sales	$1,293.9	$1,234.9	4.8%	(3.7%)	6.8%	0.1%	1.6%

Income from operations	$137.6	$103.6	32.8%
Adjusted EBIT	$154.5	$150.6	2.6%

% margin	11.9%	12.2%

Performance Coatings Results

($ in millions)	Q2 2023	Q2 2022	% Change vs Q2 2022	% Change Due To:
				Volume	Price/Mix	FX	One-Time

Refinish Net Sales	$520.7	$491.1	6.0%	(8.4)%	10.0%	0.3%	4.1%
Industrial Net Sales	$335.3	$364.7	(8.1%)	(14.6%)	6.5%	—%	—%

Performance Coatings Net Sales	$856.0	$855.8	—%	(11.1%)	8.5%	0.2%	2.4%

Adjusted EBIT	$117.8	$125.2	(5.9%)

% margin	13.8%	14.6%
Discussion of Results:
Performance Coatings second quarter net sales were flat year-over-year at $856.0 million led by 8.5% better price-mix and a 2.4% benefit from the absence of the commercial agreement restructuring charge from Q2 2022. Volumes declined by 11.1% predominantly related to the sales impact of the ERP implementation and from a weaker Industrial market environment.
Refinish net sales increased 6.0% year-over-year to $520.7 million, driven by price-mix improvement of 10.0%, supported by new and carry-over pricing efforts. Price-mix improved 1.7% sequentially reflecting actions taken earlier in the year. Volumes decreased by 8.4% year-over-year as a supportive market environment with typical seasonal order patterns was overshadowed by the ERP implementation which drove an elevated quarter-end backlog. Market activity remained largely stable as miles driven and return to work dynamics were consistent with prior periods. Body shop backlogs are elevated given continued parts and labor shortages.
Industrial net sales decreased 8.1% year-over-year to $335.3 million, as positive price-mix was more than offset by lower volumes. Price-mix improved 6.5% year-over-year as the business continued to prioritize margin recovery. Volumes declined 14.6% year-over-year mostly from a continuation of soft market activity that began in mid-2022.
The Performance Coatings segment generated Adjusted EBIT of $117.8 million in the second quarter compared with $125.2 million in Q2 2022, with associated margins of 13.8% and 14.6%, respectively. Price-cost was a significant tailwind given strong pricing and modest raw material deflationary benefits, though this was more than offset by higher variable compensation expense and temporary costs from the ERP implementation and productivity programs.
Mobility Coatings Results

($ in millions)	Q2 2023	Q2 2022	% Change vs Q2 2022	% Change Due To:
				Volume	Price/Mix	FX

Light Vehicle Net Sales	$330.2	$282.9	16.7%	14.9%	2.4%	(0.6%)
Commercial Vehicle Net Sales	$107.7	$96.2	12.0%	6.7%	3.6%	1.7%

Mobility Coatings Net Sales	$437.9	$379.1	15.5%	12.8%	2.7%	—%

Adjusted EBIT	$23.7	$2.3	930.4%

% margin	5.4%	0.6%
Discussion of Results:
Mobility Coatings net sales were $437.9 million in Q2 2023, an increase of 15.5% year-over-year. Volume growth of 12.8% was driven by improved Light Vehicle and Commercial Vehicle production rates as well as customer wins. Price-mix increased 2.7% with positive contributions from both end-markets.
Light Vehicle net sales increased 16.7% year-over-year to $330.2 million, led by volume growth of 14.9%. Volume growth was consistent with global light vehicle build rates, which improved by 15.5% to 22.0 million builds in Q2 2023, led primarily by very strong growth in China. Price-mix growth of 2.4% reflects continued focus on margin recovery.

Commercial Vehicle net sales increased 12.0% year-over-year to $107.7 million, led by volume growth of 6.7% and price-mix improvement of 3.6%. Volume growth was driven by strong class 4-8 production rates, especially in the Americas where Axalta has a market leading position. Class 8 builds improved 12% year-over-year in North America, driven by improved parts availability and pent-up demand. Class 4-8 demand is expected to be stable through the rest of the year supported by approximately 7 to 9 months of backlogs for both medium and heavy duty trucks in the Americas region.
The Mobility Coatings segment generated Adjusted EBIT of $23.7 million in Q2 2023 compared with $2.3 million in Q2 2022. Adjusted EBIT improvement was supported by substantial sales growth in addition to improved price-cost. Q2 2023 marked the third consecutive quarter of positive net price-cost for Mobility Coatings on a year-over-year basis. Higher compensation expense and temporary costs incurred from investments in the ERP implementation and productivity programs were headwinds in the period. Adjusted EBIT margins increased 480 bps to 5.4% year-over-year.
Balance Sheet and Cash Flow Highlights
Axalta ended the second quarter with cash and cash equivalents of $517.6 million and total liquidity over $1 billion. Net debt to trailing twelve month ("LTM") Adjusted EBITDA ratio (total net leverage ratio) was 3.6x at quarter-end versus 3.7x as of March 31, 2023 and the second quarter ended with an Adjusted EBITDA to interest expense coverage ratio of 4.9x. Axalta voluntarily paid down an additional $75 million of principal on its term loan in the period, contributing to $150 million of combined structural debt pay downs over the past two quarters.
Second quarter cash provided by operating activities was $131.0 million versus $12.2 million in Q2 2022, reflecting a significant improvement in working capital along with stronger earnings. Inventory levels improved sequentially for the second consecutive quarter leading to a cash benefit of $30.9 million in the current period, as compared to a $59.9 million use in the prior-year. Free cash flow totaled $99.0 million compared to a use of $13.5 million in Q2 2022.
Sean Lannon, Axalta's Chief Financial Officer, commented, “Our cash conversion this quarter was a great achievement and reflects the team’s focus to reverse elevated working capital balances from year-end. As a result of better earnings and cash generation, our total net leverage ratio continued to improve; we expect to end the year close to 3.0x based on the current fiscal year outlook. Debt reduction is expected to remain our highest priority use of cash given attractive returns in the current interest rate environment, with opportunistic bolt-on M&A possible in the second half. We are actively exploring additional opportunities to reduce interest expense given improvements in capital markets activities.”

Financial Guidance and Market Commentary
Mr. Villavarayan concluded, “Looking ahead we see clear opportunity to improve earnings which is reflected in our second half guidance and run rate trajectory in the fourth quarter. Price-cost dynamics remain supportive and are expected to be sufficient to offset higher compensation expenses and modest investments being made to support long-term growth. Our 2023 guidance framework points to earnings recovery, and I believe that the actions we are taking today will strengthen the business and establish the foundation for consistent long-term success.”
Q3 2023 Outlook:

(in millions, except per share data & %s)	Projection
Net Sales growth versus Q3 2022 (FX benefit)	3-5% (~3%)
Adjusted EBIT (Adjusted EBITDA)	$160 - $175 ($230-$245)
Adjusted Diluted EPS	$0.35 - $0.40
Full Year 2023 Outlook:

(in millions, except per share data & %s)	Projection
Net Sales growth versus 2022 (FX benefit)	6-8% (~1%)
Adjusted EBIT (Adjusted EBITDA)	$630 - $650 ($910-$930)
Adjusted Diluted EPS	$1.40 - $1.45
D&A (step-up D&A)	~$280 ($55)
Tax Rate, As Adjusted	~24%
Diluted Shares Outstanding	~ 223
Interest Expense	~$215
Capex	~$175
Free Cash Flow	~$385 - $425
Commentary
▪Anticipate pricing to moderately increase YoY with positive contribution from all end-markets driving majority of FY sales growth
▪Forecast typical quarterly seasonal demand patterns, strong demand in Mobility Coatings, stability in Refinish and a softer Industrial environment
▪Expect mid-to-high single digit variable cost deflation for the second half of the year to mitigate higher operating expenses
▪Project 13% YoY Adjusted EBIT growth at midpoint of FY 2023 earnings guidance
Axalta does not provide a reconciliation for non-GAAP estimates for Adjusted EBIT, Adjusted EBITDA, Adjusted Diluted EPS, tax rate, as adjusted, and free cash flow, on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. See “Non-GAAP Financial Measures” for more information.
Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its second quarter 2023 financial results on Wednesday, August 2, 2023 at 8:00 a.m. ET. A live webcast of the conference call will be available online at www.axalta.com/investorcall. A replay of the webcast will be posted shortly after the call and will remain accessible through August 2, 2024. The dial-in phone number for the conference call is +1-201-689-8560. For those unable to participate, a replay will be available through August 9, 2023. The replay dial-in number is +1-412-317-6671. The replay passcode is 13740153.

Public Dissemination of Certain Information
We intend to use our investor relations page at ir.axalta.com as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the U.S. Securities and Exchange Commission’s (the “SEC”) Regulation Fair Disclosure (or Reg. FD). Investors should routinely monitor that site, in addition to our press releases, SEC filings and public conference calls and webcasts, as information posted on that page could be deemed to be material information.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding Axalta and its subsidiaries including, but not limited to, our outlook/commentary and/or guidance, which includes net sales growth, foreign currency effects, Adjusted EBIT, Adjusted EBITDA, Adjusted diluted EPS, depreciation and amortization, step-up depreciation and amortization, tax rate, as adjusted, diluted shares outstanding, interest expense, capital expenditures, free cash flow, prices for our products, demand patterns, variable cost deflation, operating expenses, total net leverage ratio, our supply chain constraints and our ability to offset the impacts of such constraints, potential acquisitions and financing activities, and global commercial vehicle demand. Axalta has identified some of these forward-looking statements with words such as “anticipate,” “assumptions,” “outlook,” “believe,” “expect,” “estimates,” “likely,” “will,” “guidance,” “priority,” “looking ahead,” “opportunity,” “projection,” “future,” “want,” “possible,” “to be,” “signs,” and “see” and the negative of these words or other comparable or similar terminology. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, as well as impacts from operational disruptions related to our ERP system implementation, that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect Axalta’s financial results is available in “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within Axalta’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and in other documents that we have filed with, or furnished to, the SEC. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information included in this release includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, total net leverage ratio and Adjusted EBIT margin. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA, Adjusted EBIT and Adjusted diluted EPS consist of EBITDA, EBIT and Diluted EPS, respectively, adjusted for (i) certain non-cash items included within net income, (ii) certain items Axalta does not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not otherwise occurred within the last two years or we believe are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of net income (loss) attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance or unusual or nonrecurring in nature. Our use of the terms constant currency net sales growth, tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, total net leverage ratio and Adjusted EBIT margin may differ from that of others in our industry. Constant currency net sales growth, tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, total net leverage ratio and Adjusted EBIT margin should not be considered as alternatives to net sales, net income (loss), income (loss) from operations or any other performance measures derived in accordance with GAAP as measures of operating performance or net cash provided by operating activities or as measures of liquidity. Constant currency net sales growth, tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, total net leverage and Adjusted EBIT margin have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This release includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for Adjusted EBIT, Adjusted EBITDA, Adjusted diluted EPS, tax rate, as adjusted, or free cash flow on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our GAAP results.
Constant Currency
Constant currency or ex-FX percentages are calculated by excluding the impact of the change in average exchange rates between the current and comparable period by currency denomination exposure of the comparable period amount.
Organic Growth
Organic growth or ex-M&A percentages are calculated by excluding the impact of recent acquisitions and divestitures.
Segment Financial Measures
The primary measure of segment operating performance is Adjusted EBIT, which is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts and prior year financial results, providing a measure that management believes reflects Axalta’s core operating performance. As we do not measure segment operating performance based on net income, a reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is not available.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 140 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$1,293.9	$1,234.9	$2,577.8	$2,409.0
Cost of goods sold	904.4	886.4	1,806.3	1,723.8
Selling, general and administrative expenses	210.2	191.7	416.2	385.2
Other operating charges	2.1	4.8	9.2	12.5
Research and development expenses	18.6	16.7	37.7	33.1
Amortization of acquired intangibles	21.0	31.7	45.5	64.5
Income from operations	137.6	103.6	262.9	189.9
Interest expense, net	54.6	33.5	102.8	66.1
Other expense, net	8.5	7.2	9.8	9.0
Income before income taxes	74.5	62.9	150.3	114.8
Provision for income taxes	13.4	18.8	28.7	29.8
Net income	61.1	44.1	121.6	85.0
Less: Net income (loss) attributable to noncontrolling interests	0.2	—	0.2	(0.6)
Net income attributable to controlling interests	$60.9	$44.1	$121.4	$85.6
Basic net income per share	$0.27	$0.20	$0.55	$0.38
Diluted net income per share	$0.27	$0.20	$0.55	$0.38
Basic weighted average shares outstanding	221.6	221.0	221.4	222.8
Diluted weighted average shares outstanding	222.5	221.4	222.3	223.3

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$517.6	$645.2
Restricted cash	2.4	9.7
Accounts and notes receivable, net	1,271.1	1,067.4
Inventories	766.7	829.6
Prepaid expenses and other current assets	131.8	140.8
Total current assets	2,689.6	2,692.7
Property, plant and equipment, net	1,196.8	1,190.2
Goodwill	1,526.6	1,498.0
Identifiable intangibles, net	1,077.1	1,112.3
Other assets	553.0	566.0
Total assets	$7,043.1	$7,059.2
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$702.3	$733.5
Current portion of borrowings	39.0	31.0
Other accrued liabilities	587.9	620.2
Total current liabilities	1,329.2	1,384.7
Long-term borrowings	3,528.9	3,673.3
Accrued pensions	209.4	205.1
Deferred income taxes	155.4	162.1
Other liabilities	131.2	134.5
Total liabilities	5,354.1	5,559.7
Shareholders’ equity:
Common shares, $1.00 par, 1,000.0 shares authorized, 253.5 and 252.4 shares issued at June 30, 2023 and December 31, 2022, respectively	253.5	252.4
Capital in excess of par	1,557.5	1,536.5
Retained earnings	1,140.2	1,018.8
Treasury shares, at cost, 31.8 shares at June 30, 2023 and December 31, 2022	(887.3)	(887.3)
Accumulated other comprehensive loss	(419.7)	(466.9)
Total Axalta shareholders’ equity	1,644.2	1,453.5
Noncontrolling interests	44.8	46.0
Total shareholders’ equity	1,689.0	1,499.5
Total liabilities and shareholders’ equity	$7,043.1	$7,059.2

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Six Months Ended June 30,
	2023	2022
Operating activities:
Net income	$121.6	$85.0
Adjustment to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	135.7	155.0
Amortization of deferred financing costs and original issue discount	4.3	4.8
Debt extinguishment and refinancing related costs	3.0	(0.2)
Deferred income taxes	0.5	2.0
Realized and unrealized foreign exchange losses, net	18.8	4.9
Stock-based compensation	13.6	9.0
Divestiture and impairment charges	15.4	0.7
Interest income on swaps designated as net investment hedges	(6.1)	(10.0)
Commercial agreement restructuring charge	—	25.0
Other non-cash, net	1.0	(7.1)
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(194.2)	(190.1)
Inventories	69.5	(151.4)
Prepaid expenses and other assets	(51.8)	(58.9)
Accounts payable	(11.7)	147.5
Other accrued liabilities	(39.8)	(39.4)
Other liabilities	(0.6)	(8.5)
Cash provided by (used for) operating activities	79.2	(31.7)
Investing activities:
Purchase of property, plant and equipment	(73.9)	(72.0)
Interest proceeds on swaps designated as net investment hedges	6.1	10.0
Settlement proceeds on swaps designated as net investment hedges	29.4	25.0
Other investing activities, net	1.4	(1.1)
Cash used for investing activities	(37.0)	(38.1)
Financing activities:
Proceeds from short-term borrowings	8.8	—
Payments on short-term borrowings	(25.8)	(44.0)
Payments on long-term borrowings	(156.7)	(13.7)
Financing-related costs	(6.3)	(0.1)
Purchases of common stock	—	(200.1)
Net cash flows associated with stock-based awards	8.5	(2.1)
Deferred acquisition-related consideration	(7.7)	—
Other financing activities, net	—	(0.2)
Cash used for financing activities	(179.2)	(260.2)
Decrease in cash	(137.0)	(330.0)
Effect of exchange rate changes on cash	2.1	(11.0)
Cash at beginning of period	654.9	851.2
Cash at end of period	$520.0	$510.2

Cash at end of period reconciliation:
Cash and cash equivalents	$517.6	$500.2
Restricted cash	2.4	10.0
Cash at end of period	$520.0	$510.2

The following table reconciles income from operations to adjusted EBIT and segment adjusted EBIT for the periods presented (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Income from operations	$137.6	$103.6	$262.9	$189.9
Other expense, net	8.5	7.2	9.8	9.0
Total	129.1	96.4	253.1	180.9
Debt extinguishment and refinancing-related costs (benefits) (a)	1.2	(0.2)	3.0	(0.2)
Termination benefits and other employee-related costs (b)	2.3	2.7	2.1	5.1
Acquisition and divestiture-related (benefits) costs (c)	(0.1)	2.2	0.4	2.6
Impairment charges (benefits) (d)	8.3	(0.6)	15.4	(0.3)
Accelerated depreciation and site closure costs (e)	0.8	1.8	1.9	3.1
Russia sanction-related impacts (f)	0.1	0.3	(1.3)	6.1
Commercial agreement restructuring impacts (g)	—	25.0	—	25.0
Other adjustments (h)	(0.2)	(0.1)	(0.3)	0.3
Step-up depreciation and amortization (i)	13.0	23.1	29.5	47.5
Adjusted EBIT	$154.5	$150.6	$303.8	$270.1

Segment Adjusted EBIT:
Performance Coatings	$117.8	$125.2	$227.1	$219.8
Mobility Coatings	23.7	2.3	47.2	2.8
Total	141.5	127.5	274.3	222.6
Step-up depreciation and amortization (i)	13.0	23.1	29.5	47.5
Adjusted EBIT	$154.5	$150.6	$303.8	$270.1

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents acquisition and divestiture-related benefits, expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amounts for the six months ended June 30, 2023 include $0.8 million of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

(d)	Represents impairment charges and benefits, which are not considered indicative of our ongoing operating performance. The losses recorded during the three and six months ended June 30, 2023 were $8.3 million and $15.4 million, respectively, due to the decision to demolish assets at a previously closed manufacturing site during the three months ended June 30, 2023 and the then anticipated exit of a non-core business category in the Mobility Coatings segment during the three months ended March 31, 2023. The amounts recorded during the three and six months ended June 30, 2022 relate primarily to insurance recoveries on assets impaired in a prior year.

(e)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(f)
Represents expenses and associated changes to estimates related to sanctions imposed on Russia in response to the conflict with Ukraine for incremental reserves on accounts receivable and inventory, which we do not consider indicative of our ongoing operating performance.

(g)
Represents a non-cash charge associated with the forgiveness of a portion of up-front customer incentives with repayment features which was done along with our customer completing a recapitalization and restructuring of its indebtedness and the execution of a new long-term exclusive sales agreement with us. This amount is not considered to be indicative of our ongoing operating performance.

(h)	Represents costs for certain non-operational or non-cash (gains) losses, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.

(i)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

The following table reconciles net income to adjusted net income for the periods presented (in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$61.1	$44.1	$121.6	$85.0
Less: Net income (loss) attributable to noncontrolling interests	0.2	—	0.2	(0.6)
Net income attributable to controlling interests	60.9	44.1	121.4	85.6
Debt extinguishment and refinancing-related costs (benefits) (a)	1.2	(0.2)	3.0	(0.2)
Termination benefits and other employee-related costs (b)	2.2	2.7	2.0	5.1
Acquisition and divestiture-related (benefits) costs (c)	(0.1)	2.2	0.4	2.6
Impairment charges (benefits) (d)	8.3	(0.6)	15.4	(0.3)
Accelerated depreciation and site closure costs (e)	0.8	1.8	1.9	3.1
Russia sanction-related impacts (f)	—	0.2	(1.4)	5.2
Commercial agreement restructuring impacts (g)	—	25.0	—	25.0
Other adjustments (h)	(0.2)	(0.1)	(0.3)	0.3
Step-up depreciation and amortization (i)	13.0	23.1	29.5	47.5
Total adjustments	25.2	54.1	50.5	88.3
Income tax provision impacts (j)	9.2	7.9	16.5	14.5
Adjusted net income	$76.9	$90.3	$155.4	$159.4
Adjusted diluted net income per share	$0.35	$0.41	$0.70	$0.71
Diluted weighted average shares outstanding	222.5	221.4	222.3	223.3

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents acquisition and divestiture-related benefits, expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amounts for the six months ended June 30, 2023 include $0.8 million of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

(d)	Represents impairment charges and benefits, which are not considered indicative of our ongoing operating performance. The losses recorded during the three and six months ended June 30, 2023 were $8.3 million and $15.4 million, respectively, due to the decision to demolish assets at a previously closed manufacturing site during the three months ended June 30, 2023 and the then anticipated exit of a non-core business category in the Mobility Coatings segment during the three months ended March 31, 2023. The amounts recorded during the three and six months ended June 30, 2022 relate primarily to insurance recoveries on assets impaired in a prior year.

(e)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(f)
Represents expenses and associated changes to estimates related to sanctions imposed on Russia in response to the conflict with Ukraine for incremental reserves on accounts receivable and inventory, which we do not consider indicative of our ongoing operating performance.

(g)
Represents a non-cash charge associated with the forgiveness of a portion of up-front customer incentives with repayment features which was done along with our customer completing a recapitalization and restructuring of its indebtedness and the execution of a new long-term exclusive sales agreement with us. This amount is not considered to be indicative of our ongoing operating performance.

(h)	Represents costs for certain non-operational or non-cash (gains) losses, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.

(i)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

(j)	The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were benefits of $3.1 million, $4.6 million, expenses of $4.3 million and $5.0 million for the three and six months ended June 30, 2023 and 2022, respectively. The tax adjustments for the three and six months ended June 30, 2023 and 2022 include the deferred tax benefit ratably amortized into our adjusted income tax rate as the tax attribute related to a January 1, 2020 intra-entity transfer of certain intellectual property rights is realized.

The following table reconciles cash (used for) provided by operating activities to free cash flow for the periods presented (in millions):

	Three Months Ended March 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022	2023	2022
Cash (used for) provided by operating activities	$(51.8)	$(43.9)	$131.0	$12.2	$79.2	$(31.7)
Purchase of property, plant and equipment	(41.4)	(42.5)	(32.5)	(29.5)	(73.9)	(72.0)
Interest proceeds on swaps designated as net investment hedges	5.6	6.2	0.5	3.8	6.1	10.0
Free cash flow	$(87.6)	$(80.2)	$99.0	$(13.5)	$11.4	$(93.7)

The following table reconciles net income to EBITDA and adjusted EBITDA for the periods presented (in millions):

	Three Months Ended June 30,		Twelve Months Ended June 30, 2023		Six Months Ended June 30,		Year Ended December 31, 2022
	2023	2022			2023	2022
Net income	$61.1	$44.1	$228.8		$121.6	$85.0	$192.2
Interest expense, net	54.6	33.5	176.5		102.8	66.1	139.8
Provision for income taxes	13.4	18.8	64.0		28.7	29.8	65.1
Depreciation and amortization	66.2	77.3	283.8		135.7	155.0	303.1
EBITDA	195.3	173.7	753.1		388.8	335.9	700.2
Debt extinguishment and refinancing-related costs (benefits) (a)	1.2	(0.2)	17.9		3.0	(0.2)	14.7
Termination benefits and other employee-related costs (benefits) (b)	2.3	2.7	21.9		2.1	4.6	24.4
Acquisition and divestiture-related (benefits) costs (c)	(0.1)	2.2	0.7		0.4	2.6	2.9
Impairment charges (benefits) (d)	8.3	(0.6)	15.3		15.4	(0.3)	(0.4)
Site closure costs (e)	0.8	1.1	2.5		1.9	1.7	2.3
Foreign exchange remeasurement losses (f)	9.6	4.9	19.6		11.9	7.5	15.2
Long-term employee benefit plan adjustments (g)	2.3	0.1	4.0		4.5	0.2	(0.3)
Stock-based compensation (h)	7.3	3.7	26.8		13.6	9.0	22.2
Russia sanction-related impacts (i)	0.1	0.3	(2.4)		(1.3)	6.1	5.0
Commercial agreement restructuring impacts (j)	—	25.0	—		—	25.0	25.0
Other adjustments (k)	(0.2)	(0.2)	(0.9)		(0.3)	0.2	(0.4)
Adjusted EBITDA	$226.9	$212.7	$858.5		$440.0	$392.3	$810.8

Adjusted EBITDA to interest expense coverage ratio			4.9	x

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents acquisition and divestiture-related benefits, expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amounts for the six months ended June 30, 2023 and year ended December 31, 2022 include $0.8 million and $1.9 million, respectively, of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

(d)	Represents impairment charges and benefits, which are not considered indicative of our ongoing operating performance. The losses recorded during the three and six months ended June 30, 2023 were $8.3 million and $15.4 million, respectively, due to the decision to demolish assets at a previously closed manufacturing site during the three months ended June 30, 2023 and the then anticipated exit of a non-core business category in the Mobility Coatings segment during the three months ended March 31, 2023. The amounts recorded during the three and six months ended June 30, 2022 and year ended December 31, 2022 relate primarily to insurance recoveries on assets impaired in a prior year.

(e)	Represents costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(f)	Eliminates foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

(g)	Eliminates the non-cash, non-service cost components of long-term employee benefit costs.

(h)	Represents non-cash impacts associated with stock-based compensation.

(i)
Represents expenses and associated changes to estimates related to sanctions imposed on Russia in response to the conflict with Ukraine for incremental reserves on accounts receivable and inventory, which we do not consider indicative of our ongoing operating performance.

(j)
Represents a non-cash charge associated with the forgiveness of a portion of up-front customer incentives with repayment features which was done along with our customer completing a recapitalization and restructuring of its indebtedness and the execution of a new long-term exclusive sales agreement with us. This amount is not considered to be indicative of our ongoing operating performance.

(k)	Represents costs for certain non-operational or non-cash (gains) losses, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.